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                                            April 1, 1999


First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester, MA 01653


RE:  VEL II (93) ACCOUNT OF FIRST ALLMERICA
     FINANCIAL LIFE INSURANCE COMPANY
     FILE NO.'S:  33-71056 AND 811-8130

Gentlemen:

This opinion is furnished in connection with the filing by First Allmerica Financial Life Insurance Company (the "Company") of a Post-Effective Amendment to the Registration Statement on Form S-6 of its flexible premium variable life insurance policies ("Policies") allocated to the VEL II Account under the Securities Act of 1933. The Prospectus included in this Post-Effective Amendment to the to the Registration Statement describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the Post-Effective Amendment to the Registration Statement, including exhibits.

In my professional opinion, the illustrations of death benefits and cash values included in Appendix C of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for a person age 30 or a person age 45 than to prospective purchasers of Policies for people at other ages or underwriting classes.

I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement.

                                            Sincerely,


                                            /s/ Kevin G. Finneran

                                            Kevin G. Finneran, ASA, MAAA
                                            Assistant Vice President and Actuary